Robert B. Thomson
                                Attorney At Law
                              4324 Belleview, #201
                             Kansas City, MO 64111
                       (816) 421-2835 Fax (816) 531-6828






January 6, 2005

Mr. David R. Jarvis
Mr. Malcom F. MacLean IV
Mercury Real Estate Advisors LLC
100 Field Point Road
Greenwich, CT 06830

     RE: Maxus Realty Trust, Inc.

Dear Gentlemen,

     As counsel to Maxus Realty Trust, Inc. (the "Company"), I have been referred your letter dated December 22, 2004 for a response.

     First of all, a copy of your letter has been provided to each member of the Board of Trustees of the Company.

     Secondly, discussion of your letter has been scheduled for the next regular meeting of the Board of Trustees in January, 2005.

     Finally, I am concerned that your requested actions (waiver of a provision of the Company's By-Laws by unilateral action of the Trustees) would be invalid even if approved by the Trustees. For this reason, the Board might require appropriate indemnification. Additionally, I would recommend to the Board that they consider accepting a legal opinion provided at your expense from a reputable law firm to the effect that the Board has the authority and power to take the action you request in light of the explicit terms of the By-Laws adopted by the Company's shareholders. It would be helpful if this draft opinion could be submitted to me in advance of the Board of Trustees meeting.


                                            Very Truly Yours,

                                            /s/ Robert B. Thomson
                                            ---------------------
                                            Robert B. Thomson